UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
Alliance Semiconductor Corporation
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
B. Riley & Co., Inc.
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

QUESTIONS AND ANSWERS ABOUT
THE B. RILEY & CO. GOLD PROXY CARD AND
PROXY STATEMENT FOR ALLIANCE SEMICONDUCTOR
Introductory Note
          B. Riley & Co., Inc. has prepared this list of questions and answers for use in connection with its solicitation of proxies on the GOLD PROXY CARD for the Alliance Semiconductor Corporation (“ALSC”) Annual Meeting. These questions and answers may be used by Riley’s solicitors in speaking with shareholders and responding to questions which have been raised or which are expected to occur.
INFORMATION ABOUT VOTING
1.	I was told that using the white proxy card from the Company and voting to “withhold” authority from the directors has the same effect as supporting the Riley slate. Is this the case?
          No. Whoever told you that was either confused themselves or trying to confuse you. The way for you to support the Riley slate of nominees is to vote the GOLD PROXY CARD. Using the white card to “withhold” votes is the same as not voting for directors at all.
2.	What do I do if I misplaced my Gold Proxy Card?
          We have recently mailed another Gold Proxy Card to all Alliance shareholders, so you should be receiving one shortly. If you do not receive a proxy card, please call our proxy solicitor MacKenzie Partners, Inc. toll free at 800-322-2885 or direct at 212-929-5500 and they will help you.
3.	Can I vote my shares by telephone or the internet?
          If you hold your shares in street name, the proxy card provided by your broker, bank or other nominee should contain a 12-digit control number. To vote by telephone, call toll-free 1-800-454-8683, enter your 12-digit control number and follow the simple instructions. To vote by Internet, go to www.proxyvote.com, enter your 12-digit control number and follow the simple instructions. If you need help, contact your broker or call MacKenzie Partners, Inc. toll free at 800-322-2885 or direct at 212-929-5500.
QUESTIONS ABOUT ISSUES
4.	The Company filed two reports on Form 8-K that offered projections for FY 2006. Both were filed on September 30, and the second one “corrects” the first. What is the difference?
          There is a significant difference. In the first filing, the Company quotes Mr. Reddy as responding to questions by saying that the Company “anticipates the expenses” related to the

Company’s semiconductor operation will range from $15 million to $20 million over the next 12 months. This implies that these amounts are all it will cost to run the semiconductor business and would represent a tremendous difference from the costs in previous periods. In the correction, the Company quotes Mr. Reddy as saying he anticipates the cash requirements for the Company’s semiconductor business to range between $15 million to $20 million until the Company’s business is cash flow positive, which he believes will occur within the next 12 months. This second estimate is about how much more money the Company will lose on this business in the next 12 months. Even after this correction, shareholders should remember that the Company has been consistently inaccurate in forecasting revenue, expenses and profitability and repeatedly promised results it could not achieve.
5.	The Company has announced plans to liquidate its United Microelectronics Corporation stock and said it will distribute some of this money to shareholders. Isn’t this enough?
          We do not believe the steps the Company has taken go far enough. The Company continues to assert that the best course of action is to invest in the traditional business that has lost over $200 million in the past five years, and this requires keeping some proceeds to spend, so we do not know what returning some of the money means.
6.	Are you planning to take significant compensation from the Company if your team is elected?
          No Riley nominee expects to hold any officer position in the Company, except for CN Reddy, who is already an officer. We do not plan to take salaried positions. Further, we believe the Company’s director compensation is already quite adequate and have no plan to increase that compensation. Bryant Riley will not become a salaried Chairman or employee.
7.	Why are you not willing to wait to see if the Company’s announcements about increased revenues and orders will produce a profit?
          The Company’s recent announcements do not change the facts that (a) the Company has given similarly optimistic forecasts before, and (b) Riley believes that possible progress in the Company’s core business does not justify retaining it, at least not based on what ALSC has announced to date.
•	April 30, 2002—ALSC Q4 2001 Earnings Press Releases
Mr. Reddy commented, “Remaining hopeful about a potential recovery in the future, we have decided to end all salary reductions.”
The Company lost $79.1 million in the next year. The salary reductions were not reinstated.
•	April 29, 2003—ALSC Q4 2003 Conference Call Transcripts
“...I look for a stronger and profitable fiscal ’04 for the Company.”

The Company lost $34.4 million from operations in fiscal ‘04.
•	January 26, 2004—ALSC Q3 2004 Conference Call Transcripts
“I don’t see any reason why fiscal ’05 is not going to be a great year for the Company. We will be back on track, as well as the revenue expansion is concerned, I don’t see any reason why the Company should not be profitable, I think, in fiscal ’05.”
The Company reported sequentially down revenues and a loss of $36.1 million in fiscal year 2005.
8.	The Company says we should stay with the team that understands Alliance and has a plan. Do you have a plan?
          The Company is claiming that it is implementing part of our recommendations but at the same time criticizes us for not being willing to take time to analyze tax and other implications of selling the portfolio. We have clearly stated a plan to shut down a consistently loss-producing semiconductor business unless there is clear evidence that the business has value. We offered several times to meet with the Company and asked for information that would justify keeping the traditional business alive. The Company consistently refused to meet with us and refused to provide us information. For that reason, we have been cautious in setting forth a specific time table. However, our plan is clear. We will:
•	Evaluate the Company operating business with a realistic point of view.

•	Strengthen the management team with the addition of an identified seasoned operator with a proven track record of turning around money-losing operations.

•	Seek to remedy and settle the issue the Company has disclosed concerning possibly being required to register under the Investment Company Act of 1940 and the ongoing Internal Revenue Service audits disclosed in the Company’s public filings, and to evaluate outstanding partnerships to minimize potential conflicts of interest and maximize shareholder value.

•	Monetize venture capital investments, realizing that maximum shareholder value will be received only if ALSC’s current portfolio is carefully managed and sold in a prudent manner, without being reinvested in the traditional business.

•	Provide clarity to investors about the true value of ALSC investment portfolio.
          While we can’t guarantee that, if elected, we will achieve the objectives set forth above, we believe that because we are not overly committed to keeping the Company’s traditional semiconductor business and are willing to take a fresh look, we can do a better job than the current Board.
9.	Why did your proxy statement say you need to “formulate a plan”?
          The Company refused to meet with us and refused our request to review corporate records. Accordingly, we need accounting and tax information, and a review of existing contracts, before putting a detailed and specific plan in place to reach the goals described above. The Company knows this and in claiming we have not considered such issues is trying to benefit from its own control of Company information. Our goals are clear, but we are realistic enough to admit details may change once we have access to the data we requested.
10.	You have stated your slate will more objectively evaluate the semiconductor business than the current board. Why is this?
          Damodar Reddy has for a long time shown he is unable to make accurate predictions about the Company’s operating business. Two of the other directors have benefited from prior relationships with Damodar Reddy or the company, and we are concerned their relationships with him and their history with the traditional business could affect their ability to be fully objective. Incumbent director Greg Barton is the former general counsel for Alliance Semiconductor (he served until 1998), and incumbent director Sandy Kane is the former chairman and CEO of Legacy Systems, a failed start-up company in which ALSC was an investor. These directors satisfy NASDAQ’s standards for independence but we think our slate consists completely of people willing to take a fresh look.
11.	Isn’t the Company’s plan to repurchase shares through an issuer tender offer a good idea?
          First, the Company has not firmly committed to such a plan or said how much of the proceeds from asset sales it would use.
          Second, the question is not whether repurchasing shares is a good idea, but how much money will be kept to support the money-losing semiconductor business instead of being used to repurchase shares or pay dividends.
          The Company says that its directors do not intend to tender their shares if the Company decides to make an issuer purchase offer. This is an easy promise to make for most of the directors, because they do not own any significant number of shares, and the options they do own are at prices significantly above current market value. Thus, to exercise options and sell shares would produce a loss for them.
12.	Shouldn’t we listen to the Company’s predictions of improved results?
          The Company has consistently over the last several years promised better results and failed to deliver. We believe there is no good reason to think they would be right this time when they’ve been consistently wrong in the past. Further, the announcements that have been made are mostly about orders or of contract awards and may not translate into profits. Moreover, as a small producer in an industry which has many large producers, we do not believe the Company can realistically expect its production costs to be lower than its competitors who have a larger volume. If this is the case, the Company’s significant expenditures on research and development must be absorbed by a much smaller sales base, likely leading to a longer time to profitability, if it can ever be achieved.
13.	But shouldn’t the Company’s predictions be given some credence?
          If the Company directors believed the Company’s own predictions, why have they not been buying stock?
14.	The Company’s letter criticizes you for having “engaged in a pattern of both purchasing and selling [ALSC] shares.”
          The Company knows very well that Riley is a brokerage firm and buys and sells for the accounts of its customers at their direction. As you can see from the B. Riley & Co. proxy materials, the sales in recent periods relate to our function as a broker/dealer and reflect the decisions of our customers, not a change in our holdings. If you look at the Riley Schedule 13-D filing, you will see that we have not reduced our share position since we became interested in reforming the Company and its business earlier this year. We began buying in May, have increased our holdings to 6.8% and have not sold any shares for our own account.
15.	The Company says you have a “history” of taking small investment stakes . . . and engaging in proxy solicitations.
          We have engaged in three proxy contests, including this one. During that time, we provided research about, traded, and owned hundreds of securities in hundreds of companies. Our most recent significant proxy fight was in the case of Celeritek, which the Company seeks to call a failure.
          After our attempt to influence the Celeritek board, which was successful, the CLTK shares appreciated approximately 30% and significant distributions to shareholders were made. During that same period of time, ALSC shares declined over 45%, and Celeritek-comparable companies (RF Microwave, Anadigics and Skyworks) declined 25%, 37% and 10%, respectively. It looks to us as though the Celeritek board, after the Riley influence, produced better results for its shareholders than Alliance or the Celeritek-comparable companies.
          The other “contest” involved Selectica, where B. Riley & Co. asked for the right of shareholders to call a meeting and asked for all directors to be voted on each year. If this is a history of proxy solicitation, Riley is not apologetic about seeking to improve corporate governance.
          The Company materials also conveniently omit to mention Aldila (“ALDA”). Their research clearly told them about this because it is the other public company on which Bryant Riley serves as a director. The Company probably omits this because ALDA stock has appreciated from $1.55 to over $25 per share since Mr. Riley became a board member. If this 1,400% return was an unsuccessful attempt, we’ll take responsibility for it.

          It should be noted that Mr. Riley still owns over 5% of the ALDA shares, after a period of 2 1/2 years, and has not behaved like a “short-term profiteer.”
16.	Are you concerned about the Company’s management?
          Yes. There has been excessive turnover, including over 8 changes in the Chief Financial Officer position in nine years and 4 VP of Sales since 1998. We are currently in discussions with an operating executive experienced in turnaround efforts, who can be brought in if current managers are not cooperative. We also plan to replace Damodar Reddy as Interim Chief Financial Officer. The current concentrations of titles in one person – Chairman of the Board, President, Chief Executive Officer and Interim Chief Financial Officer – is a poor practice.
17.	The Company said that the previous CFO was fired for misusing confidential information. Did he give you anything?
          We have never spoken to or corresponded with the previous CFO, and he did not give us access to ALSC confidential information. Our estimates of value were based on information available from non-company sources. If we had access to Company information, we might see even more value in ALSC’s investments, and if ALSC management had information that justified keeping the traditional business, they should have shared it with us and all other shareholders.
18.	Are there any other concerns you have about the current management team and their business practices?
          When we asked to review corporate documents to investigate possible conflicts of interest and other matters, the Company refused our request unless we agreed to a confidentiality agreement. But one issue with the way the ALSC business has operated in the past is the fact that the ALSC Board approved doing business with Infobrain (paid almost $1 million in the last four years). Infobrain is a small Internet services company in which Damodar Reddy is an investor and for which he serves as a director. We will look into this issue and see if there are others.
          If you need any assistance please call MacKenzie Partners, Inc. at 1-800-322-2885.